SOUTHERN CALIFORNIA EDISON
RATIOS OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

                                                                                             6 Months      6 Months     12 Months
                                                                                               Ended         Ended         Ended
   Earnings:                                         2005    2006    2007    2008    2009  June 30, 2009 June 30, 2010 June 30, 2010
                                                   ------- ------- ------- ------- ------- ------------- ------------- -------------

   Income from continuing operations
      before tax and noncontrolling interest         1,379   1,540   1,400   1,246   1,620       689          625          1,556
   Less: Income from equity investees                   -       -       -       -       -          -            -              -
                                                     ------- ------- ------- ------- ------- ------------- ------------- -----------
+a Income from continuing operations before income
      from equity investees, tax and noncontrolling
      interest                                       1,379   1,540   1,400   1,246   1,620       689          625          1,556
   Add:
+b Fixed charges (see below)                           373     425     466     445     462       237          238            463
+c Amortization of capitalized interest                  1       1       2       2       2         1            1              2
+d Distributed income of equity investees                -       -       -       -       -         -            -              -
+e Loss of equity investees for which charges arising
      from guarantees are included in fixed charges      -       -       -       -       -         -            -              -
   Subtract:
-a Interest capitalized                                 (1)     (2)     (3)     (3)     (4)       (1)          (4)            (7)
-b Preference security dividend requirements of
      consolidated subsidiaries - pre-tax basis         -       -       -       -       -         -            -              -
-c Noncontrolling interest of subsidiaries that have
      not incurred fixed charges - pre-tax basis      (334)   (275)   (305)   (170)    (94)      (34)           -            (60)

                                                    ------- ------- ------- ------- ------- -----------  -----------  --------------
Earnings as adjusted                                 1,418   1,689   1,560   1,520   1,986       892          860          1,954
                                                    ======= ======= ======= ======= ======= ===========  ===========  ==============

Fixed Charges (1):
Interest expenses - net of capitalized interest an     356     399     429     407     420       215          206            411
     Add: AFUDC                                         14      19      25      27      32        18           22             36
                                                    ------- ------- ------- -------  -------  -----------  -----------  ------------
Interest expenses - net of capitalized interest        370     418     454     434     452       233          228            447
Interest capitalized (2)                                 1       3       3       3       4         1            4              7
Interest portion of rental expense (3)                   1       2       8       7       5         2            5              8
Allocable portion of interest on long-term contracts
     for purchased power (4)                             1       2       1       1       1         1            1              1
Preferred and preference stock dividend
     requirement - pre-tax basis                         -       -       -       -       -         -            -              -

                                                    -------- ------- ------ ------- ------  -----------  -----------  --------------
Total fixed charges                                    373     425     466     445     462       237          238            463
                                                    ======== ======= ====== ======= ======  ===========  ===========  ==============

Ratio                                                 3.80    3.97    3.35    3.42    4.30       3.76         3.61          4.22
                                                    ======== ======= ====== ======= ======  ===========  ===========  ==============

(1) Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.
(2) Includes fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnership.  The amount for 2006 is restated.
(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.
(4) Allocable portion of interest included in annual minimum debt service requirement of supplier.